Exhibit 99.1

KKR Financial Corp. Declares Quarterly Dividend

SAN FRANCISCO, CA, February 1, 2006 - KKR Financial Corp. (NYSE: KFN) announced today that its Board of Directors has declared a cash dividend for the quarter ended December 31, 2005, of $0.40 per common share.  The common stock dividend will be payable on February 28, 2006 to stockholders of record as of the close of business on February 15, 2006.

KKR Financial Corp. is a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns.  KKR Financial Corp. currently makes investments in the following asset classes:  (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; (iv) asset-backed securities; and (v) equity securities.  KKR Financial Corp. also makes opportunistic investments in other asset classes from time to time.  KKR Financial Corp. was organized as a Maryland corporation on July 7, 2004, and commenced operations on August 12, 2004.  KKR Financial Corp. is structured as a real estate investment trust and KKR Financial Advisors LLC manages KKR Financial Corp. pursuant to a management agreement.  KKR Financial Corp. and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

For more information about KKR Financial Corp. or a copy of this press release visit its website at www.kkrfinancial.com.

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CONTACT:

Investors	Media
Laurie Poggi	Roanne Kulakoff/Joseph Kuo
KKR Financial	Kekst and Company
(415) 315-3718	(212) 521-4837/4863